Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 18, 2025, with respect to the consolidated financial statements of American Battery Technology Company, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Portland, Oregon
September 19, 2025